FILED
      IN THE OFFICE OF THE
   SECRETARY OF STATE OF THE
        STATE OF NEVADA



                                    AMENDMENT
                       TO THE ARTICLES OF INCORPORATION OF
                      HEALTHCARE CENTERS OF AMERICA, INC.


                              Pursuant to the  provisions of the Nevada  Revised
             Statutes, HEALTH CARE CENTERS Or AMERICA, INC.a Nevada corporation, adopts the following amendments to its. Articles of Incorporation:
                              1. The  undersigned  hereby  certifies that on the
            28th day of December, 1993, a Special Meeting of the Board of Directors of Health Care Centers of America, Inc. was duly held and convened at which there was present a quorum of the Board of Directors acting throughout all proceedings, and at which time the following resolutions were unanimously adopted by the Board of
            Directors:

                              BE IT RESOLVED: That James M. Troester, Secretary of the corporation, is hereby ordered and directed to obtain the written consent of stockholders owning at least a majority of the voting power of the outstanding stock of the corporation for the following purposes:

                              (a) To amend Article Four of the Articles of Incorporation to increase the authorized capitalization from 80,000,000 common shares to NINE HUNDREED MILLION (900,000,000) Common Shares, and to change the par value from $0.02 per share to ONE MILL ($0.001) per share, and to provide for a reverse split of the corporation's stock of three
                                    (3) of the present outstanding shares being surrendered in exchange for one (1) share of the newly authorized $0.001 par value common stock.

                              (b) To amend Article Twelve to provice that Directors shall not have personal responsibility for corpoate obligations, except for intentional misconduct.

                              2. Pursuant to the provisions of the Nevada Revised Statutes, a majority of the stoclkholdors holding 12,836,950 of the 18,338,500 shares outstanding of Health Care Centers of America, Inc.. gave their written consent to the adoption of the AAmmendment to Article Four of the Articles of Incorporation as follows:

                           ARTICLE FOUR:  (CAPITAL STOCK) The corporation  shall
                        have authority to NINE HUNDRED MILLION (900,000,000) shares of Common stock, par value ONE MIL ($0.001) per share. All stock when issued shall be fully paid and non-assessable. No holder of shares of Capital Stock of the corporation shall be entitled as such to any pre-emptive or preferential rights to subscribe to any unissued stock, or any other securities which the corporation may now or hereafter be authorized to issue. Each share of Capital Stock shall be entitled to one (1) vote at stockholders meetings, either in person or by Proxy. Cumulative voting for the election of directors and all other matters brought before stockholders' meetings, whether they be annual or special, shall not be permitted.

                  ARTICLE TWELVE. (LIABILITY OF DIRECTORS AND OFFICERS). No director or officer shall have any personal liability to the corportaiton or its stockholders for damages for breach of fiduciary duty as a director or officer, except that this Article Twelve shall not eliminate or limit the liability of a director of officer for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation fo law, or (ii) the payment of dividends in violation of the Nevada Revised Statutes.


IN WITNESS WHEREOF, the undersigned being the President and Secretary of health Care Centers of America, Inc., a Nevada corporation, hereunto affix thier signatures this 28th day of December, 1993.
                         HEALTH CARE CENTERS OF AMERICA
                                                  INC.

                                                  BY: /s/ Maurice Furlong
                                                      -------------------
                                                      Maurice Furlong
                                                      President

                                                  BY: /s/ James M. Troester
                                                      ---------------------
                                                      Secretary

STATE OF UTAH          }
                       : ss.
COUNTY OF SALT LAKE    }

     On the 28th of December, 1993, before me, the undersigned, a Notary Public in and for the State of Utah, personally apppeared MAURICE FURLONG, President and JAMES M. TROESTER, Secretary, of HEALTH CARE CENTERS OF AMERICA, INC.M, a Nevada corproation, known to me to be the persons described in and who executed the foregoing instrument, and who acknowledged to me that they executed the same freely and voluntarily, in behalf of Health Care Centers of America, Inc. for the uses and purposes therein mentioned.

     IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year first above written.

                                             /s/illegible
                                             ----------------------


                                          [NOTARY PUBLIC SEAL NOT INCLUDED]